Exhibit 5.1

June 28, 2006

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

Ladies and Gentlemen:

We have acted as counsel to Inergy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 4,312,500 common units representing limited partner interests of the Partnership (the “Common Units”) pursuant to an underwriting agreement dated June 22, 2006 (the “Underwriting Agreement”), among the Partnership, Inergy Propane, LLC, a Delaware limited liability company (the “Operating Company”), Inergy Acquisition Company, LLC (“Acquisition Co.”) and Citigroup Global Markets Inc., Lehman Brothers Inc., A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC, RBC Capital Markets Corporation and J.P. Morgan Securities Inc. as the underwriters (the “Underwriters”).

We refer to the registration statement on Form S-3, as amended (File No. 333-132287), with respect to the Common Units being sold by the Partnership ( the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”). The prospectus supplement dated June 22, 2006 (the “Prospectus Supplement”), which together with the prospectus (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the 1933 Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, partnership records and documents, certificates of company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion, including, but not limited to, the Underwriting Agreement. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable except as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

June 28, 2006 Page 2

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.